Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Fourth Quarter 2012 Financial Results

Houston, Texas – February 8, 2013 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2012 Partnership cash flows of $51 million and net income of $30 million. For the year ended December 31, 2012, Partnership cash flows were $202 million and net income was $137 million.

“The Partnership’s 2012 results reflect our solid contract-based business model where five of our six pipeline assets are largely insulated from near-term market fluctuations,” said Steve Becker, president of TC PipeLines GP, Inc.  “Great Lakes, however, generated lower results from a combination of expirations of longer-term contracts and lower demand for transportation services.  Measures including the upcoming Great Lakes’ rate case will provide an opportunity to mitigate the effects of changing market conditions.”

“Over the past two years, we have completed rate cases with our shippers on Northern Border, GTN and Tuscarora which, although resulting in a minor revenue reduction, have increased cash flow stability for our unitholders.  Our focus is on maintaining the long-term value of our portfolio and ensuring a stable asset base as the North American natural gas transmission industry strengthens,” added Becker.

Full Year 2012 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)
• Full Year Highlights
o	Partnership cash flows of $202 million
o	Paid cash distributions of $169 million or $3.10 per common unit
o	Increased quarterly cash distributions by 1.3 percent to $0.78 per common unit
o	Net income of $137 million or $2.51 per common unit
• Fourth Quarter Highlights
o	Partnership cash flows of $51 million
o	Paid cash distributions of $43 million
o	Declared cash distributions of $0.78 per common unit
o	Net income of $30 million or $0.56 per common unit
o	Received approval from FERC on Northern Border rate settlement

The Partnership’s financial highlights for the fourth quarter of 2012 and year ended December 31, 2012 compared to the same periods in 2011 were:

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Partnership cash flows(a)(b)(c)	51	82	202	222
Cash distributions paid	(43)	(42)	(169)	(155)
Cash distributions paid per common unit	$0.78	$ 0.77	$3.10	$ 3.04
Net income(b)	30	38	137	157
Net income per common unit(d)	$0.56	$ 0.70	$2.51	$ 3.02
Weighted average common units outstanding (millions)	53.5	53.5	53.5	51.1
Common units outstanding at end of period (millions)	53.5	53.5	53.5	53.5

Partnership cash flows in the fourth quarter of 2011 included one-time $28 million cash distributions from GTN and Bison, including a $20 million working capital adjustment related to the GTN acquisition in 2011.  Excluding one time items, year over year cash flows were $51 million in the fourth quarter of 2012 versus $54 million in the fourth quarter of 2011.  Similarly, on an annual basis, cash flows were $202 million in 2012 versus $202 million in 2011.

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) 25 percent interests in each of GTN and Bison were acquired in May 2011.

(c) Partnership cash flows for the three months ended December 31, 2011 included distributions from GTN and Bison related to prior periods. These distributions included $8 million related to undistributed second quarter cash flows and $20 million related to a working capital adjustment from the 2011 GTN acquisition.

(d) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions.

Recent Developments

On January 17, 2013, the board of directors of our General Partner declared the Partnership’s fourth quarter 2012 cash distribution in the amount of $0.78 per common unit, payable on February 14, 2013 to unitholders of record as of January 29, 2013.

Great Lakes’ long-haul capacity in the fourth quarter of 2012 was sold mostly under short-term contracts and at lower rates and volumes compared to the same period in 2011 resulting in transmission revenues being $14 million lower than the fourth quarter of 2011. This resulted in a $7 million reduction to the Partnership’s equity earnings in the fourth quarter of 2012 compared to the fourth quarter of 2011. Great Lakes has a FERC-approved settlement agreement in place. It can file for new rates at any time, but must file no later than November 1, 2013.

In January 2013, the FERC gave final approval for Northern Border’s settlement with shippers on transportation rates and other terms of service. The Northern Border settlement establishes maximum long-term transportation rates and charges on the Northern Border system effective January 1, 2013. Northern Border’s reservations rates will be reduced by approximately 11 percent. Based on the current contracted capacity that will be directly impacted by the lower transportation rates and a lower composite depreciation rate, the Partnership’s share of equity earnings in 2013 is expected to be reduced by approximately $10 million and the Partnership’s cash flows in 2013 are expected to be reduced by approximately $10 million, as compared to 2012. Actual results from Northern Border will depend on a number of other factors.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Fourth Quarter 2012
Partnership cash flows decreased $31 million to $51 million in the fourth quarter of 2012 compared to $82 million in the same period of 2011. This decrease was primarily due to lower cash distributions from GTN and Great Lakes.

In the fourth quarter of 2011, GTN paid a one-time cash distribution of $20 million and GTN and Bison paid distributions of $5 million and $3 million, respectively, related to second quarter 2011 earnings. Great Lakes’ fourth quarter 2012 distribution was $7 million lower than the same period last year due to lower transmission revenues.

The Partnership paid distributions of $43 million in the fourth quarter of 2012, an increase of $1 million compared to the same period in 2011 due to an increase of $0.01 per common unit paid beginning in the third quarter of 2012.

Net Income

Fourth Quarter 2012
Net income was $30 million in the fourth quarter of 2012 compared to $38 million in the same period in 2011. This change was primarily due to lower equity earnings from Great Lakes. Partially offsetting this, the Partnership’s financial charges were lower in the fourth quarter of 2012 compared to 2011 due to lower levels of debt outstanding and lower interest rates.

Liquidity and Capital Resources

At December 31, 2012, there was $312 million outstanding on the Partnership’s $500 million senior revolving credit facility leaving $188 million available for future borrowing. The Partnership was in compliance with the covenants of the credit agreement at December 31, 2012.

Conference Call
Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1792 on Friday, February 8, 2013 at 9 a.m. central standard time (CST)/10 a.m. eastern standard time (EST). Steve Becker, President of the General Partner, will discuss the fourth quarter and full year 2012 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available beginning two hours after the conclusion of the call and until 11 p.m. (CST)/midnight (EST) on February 15, 2013, by calling 800.408.3053, then entering pass code 6220304.

TC PipeLines, LP is a Delaware master limited partnership with interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. The Partnership also wholly owns North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. The Partnership is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of the Partnership’s sponsor, TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements

Statements in this release relating to future plans, projections, events or conditions are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to a variety of factors that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and other events or developments that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Equity earnings from unconsolidated affiliates:
Great Lakes	4	11	27	60
Northern Border	18	19	72	75
GTN (a)	4	5	19	12
Bison (a)	3	3	11	7
Transmission revenues	16	17	65	70
Operating expenses	(5)	(5)	(17)	(15)
General and administrative	(1)	(1)	(6)	(9)
Depreciation	(3)	(4)	(11)	(15)
Financial charges and other	(6)	(7)	(23)	(28)
Net income	30	38	137	157

Net income allocation
Common units	29	37	134	154
General partner	1	1	3	3
	30	38	137	157

Net income per common unit	$ 0.56	$ 0.70	$ 2.51	$ 3.02

Weighted average common units outstanding (millions)	53.5	53.5	53.5	51.1

Common units outstanding, end of the period (millions)	53.5	53.5	53.5	53.5

(a) 25 percent interests in each of GTN and Bison were acquired in May 2011.

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	December 31, 2012	December 31, 2011
ASSETS
Current assets	12	38
Investment in unconsolidated affiliates	1,563	1,610
Other assets	423	434
	1,998	2,082

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	8	6
Other liabilities	1	1
Long-term debt, including current portion	688	742
Partners' equity	1,30101	1,333
	1,998	2,082

TC PipeLines, LP
Financial Summary

Non-GAAP Measures
Reconciliation of Net Income to Partnership Cash Flows

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Net income(a)	30	38	137	157
Add:
Cash distributions from Great Lakes(b)	10	17	44	73
Cash distributions from Northern Border(b)	25	26	96	99
Cash distributions from GTN(b)(c)	8	33	28	33
Cash distributions from Bison(b)(c)	4	6	16	6
Cash flows provided by Other Pipes' operating activities	12	11	49	52
	59	93	233	263
Less:
Equity earnings from unconsolidated affiliates	(29)	(38)	(129)	(154)
Other Pipes' net income	(8)	(10)	(36)	(41)
	(37)	(48)	(165)	(195)
Partnership cash flows before General Partner distributions	52	83	205	225
General Partner distributions(d)	(1)	(1)	(3)	(3)
Partnership cash flows	51	82	202	222
Cash distributions declared	(43)	(42)	(170)	(161)
Cash distributions declared per common unit(e)	$ 0.78	$ 0.77	$ 3.11	$ 3.06
Cash distributions paid	(43)	(42)	(169)	(155)
Cash distributions paid per common unit(e)	$ 0.78	$ 0.77	$ 3.10	$ 3.04

(a) 25 percent interests in each of GTN and Bison were acquired in May 2011.
(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results.
(c) Three months ended December 31, 2011 includes $25 million and $3 million of distributions from GTN and Bison, respectively, related to prior periods.
(d) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent General Partner interest plus an amount equal to incentive distributions.
(e) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding.

Growth and Maintenance Capital Expenditures(a)(b)

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars)	2012	2011	2012	2011
Maintenance Capital	9	8	21	17
Growth Capital	-	10	3	18

(a) Represents the Partnership’s share of capital expenditures.
(b) 25 percent interests in each of GTN and Bison were acquired in May 2011.